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Exhibit 5.1

May 29, 2013

Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760-1537

Ladies and Gentlemen:

We have acted as counsel to Boston Scientific Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the offering by the Company from time to time, pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of one or more series of debt securities of the Company (the “Debt Securities”).  Any offering of Debt Securities will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

The Debt Securities will be issued in one or more series pursuant to an indenture (the “Indenture”) dated as of May 29, 2013 between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In that connection, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)                               The Indenture.

(b)                              The Form of Debt Securities included in the Indenture.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed the following:

(a)                               The Registration Statement.

(b)                              The Prospectus.

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(c)                               The Third Restated Certificate of Incorporation and Restated By-laws of the Company, each as amended through the date hereof.

(d)                             Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)                              The genuineness of all signatures.

(b)                             The authenticity of the originals of the documents submitted to us.

(c)        The conformity to authentic originals of any documents submitted to us as copies.

(d)                             As to matters of fact, the truthfulness of the representations made in the Opinion Documents, and in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents and, for purposes of our opinion in paragraph (1) below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to the specific assets or business of any party to any of the Opinion Documents or any of its affiliates.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that,

1.         The Company (a) has the corporate power to execute, deliver and perform the Indenture and (b) has taken all corporate action necessary to authorize the execution, delivery and performance of the Indenture.

2.         The Indenture has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.         When (i)  the final terms of the Debt Securities have been duly established and (ii) the Debt Securities have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the Indenture and (iii) the Debt Securities have been delivered to and paid for by the purchasers thereof, the Debt Securities will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with the terms thereof and will be entitled to the benefits of the Indenture.

Our opinions expressed above are subject to the following qualifications:

(a)        Our opinions in paragraphs 2 and 3 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)        Our opinions in paragraphs 2 and 3 above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)        Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the preparation and filing of the Registration Statement.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed therein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP